SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                 TELESCAN, INC.
               (Name of Registrant as Specified in its Charter)


     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                 TELESCAN, INC.
                        5959 CORPORATE DRIVE, SUITE 2000
                              HOUSTON, TEXAS 77036

                                   -----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

                                   -----------

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Telescan, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company to be held at 5959 Corporate Drive, Houston, Texas, 77036 at 10:00 A.M. (Central Standard Time) on Wednesday, June 18, 1997, and at any adjournments thereof, for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the accompanying form of Proxy are first being mailed to stockholders on or about May 15, 1997.

The close of business on April 28, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 10,738,693 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), issued and outstanding. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock on the record date is necessary to constitute a quorum at the Annual Meeting. Each share is entitled to one vote on all issues requiring a stockholder vote at the Annual Meeting. Stockholders may not cumulate their votes for the election of Directors. Directors shall be elected by a plurality of the votes of the shares present or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of Items 2 and 3 set forth in the accompanying Notice. Shares represented by proxy that reflect abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted in tabulations of the votes cast on Items 1, 2, and 3 whereas broker non-votes will not be counted in tabulations of the votes cast on Items 1, 2, and 3.

All shares represented by properly executed proxies, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted (i) FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, (ii) FOR THE RATIFICATION OF HEIN + ASSOCIATES LLP INDEPENDENT ACCOUNTANTS and (iii) FOR
THE APPROVAL AND ADOPTION OF THE AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN. The enclosed Proxy, even though executed and returned, may be revoked at any time prior to the voting of the Proxy (a) by the execution and submission of a revised Proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting.

--------------------------------------------------------------------------------
                 (1) ELECTION OF DIRECTORS FOR THE ENSUING YEAR
--------------------------------------------------------------------------------

NOMINEES FOR DIRECTORS

The persons named in the enclosed Proxy have been selected by the Board of Directors to serve as Proxies and will vote the shares represented by valid proxies at the Annual Meeting of Stockholders and any adjournment thereof. They have indicated that, unless otherwise specified in the Proxy, they intend to elect as Directors the nominees listed below. All nine (9) nominees are presently members of the Board of Directors. Each duly elected Director will hold office until the next annual meeting of stockholders or until his successor shall have been elected and qualified.

Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the nominees listed herein. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed below.

David L. Brown, age 56, Chairman of the Board and CEO, has served as a director of the Company since 1989. Mr. Brown is co-author of CYBER-INVESTING: CRACKING WALL STREET WITH YOUR PERSONAL COMPUTER, a book on computerized investing, published by John Wiley & Sons, Inc. From 1978 to 1986, Mr. Brown was president and, from 1978 to 1986 and from 1992 to 1993, a director of Time Energy Systems, Inc., a public company, which changed its name to ACR Group, Inc. He has served as chairman of the U.S. Science and Technology Commission for the Emerging Leaders Summit Conference series with the USSR. For the past nine years, he has served as a director of the Alliance for Aging Research, based in Washington, D.C. He has also served as chairman of the New Millennium Committee of the Planetary Society, a group based in Pasadena, California, which supports space exploration. He has served as chairman of the Advisory Board of the Southwest Council of Public CEOs and on the boards of several banks and financial institutions. Mr. Brown began his career in the space program at NASA, where he headed the team of engineers who designed the landing gear for the first lunar module. Mr. Brown holds a B.S. degree in mechanical engineering from the University of Pittsburgh and an M.B.A. from the University of Houston.

Dr. Richard K. Carlin, age 41, Vice Chairman of the Board and Chief Technology Officer, was one of the founders of Telescan and has served as a director of the Company since 1989. From 1988 to April 1990, Dr. Carlin served as the director of Technology Information Center, a subsidiary of Maxwell Communications, where he managed the development and maintenance of a technology transfer online database. From 1983 to 1988, he was with D.B. Technology, Inc., the predecessor to the Company. From 1981 to 1983, Dr. Carlin was assistant professor at Rockefeller University. Dr. Carlin holds a B.S. degree in biophysical sciences from the University of Houston and a Ph.D. in biochemistry, also from the University of Houston.

Roger C. Wadsworth, age 49, Senior Vice President, has served as a director since 1989. From 1988 to 1990, Mr. Wadsworth served as President of the Company. From 1983 to 1988, Mr. Wadsworth was employed as vice-president of Information Management Services, Inc., in Houston, Texas, where he provided management services to investment vehicles such as limited partnerships and joint ventures. From 1979 to 1983 he served as co-owner of D. Russell Smith Associates, a restaurant and tenant finish general contractor. Mr. Wadsworth holds a B.B.A. from the University of Houston.

G. Robert Friedman, age 51, was appointed as a director of the Company in April 1996. He has practiced law since his admission to the State Bar of Texas in 1969 and is board certified in Personal Injury and Civil Trial Law by the Texas Board of Legal Specialization. Mr. Friedman is the founder of Friedman & Associates, a civil trial practice, personal injury, products liability, premises liability, negligence, maritime and medical malpractice firm. Mr. Friedman is a past member of the Board of Directors of the Texas Trial Lawyers Association, a past member of the Board of Governors of The Association of Trial Lawyers of America, a Faculty Member, Advocate of The Association of Trial Lawyers of America National College of Advocacy, and a past President of the Southern Trial Lawyers Association. Mr. Friedman has delivered numerous lectures and seminars and is widely published in his field of legal specialization. Mr. Friedman holds a B.A. from the University of Houston and a J.D., with honors, from the University of Texas.

Dr. Ronald W. Hart, age 55, has been a Distinguished Scientist in Residence for the Food and Drug Administration, Public Health Service, since 1992. From 1980 to 1992, he was the Director for the National Center for Toxicological Research, Food and Drug Administration, Public Health Service, Department of Health and Human Services in Jefferson, Arkansas. From 1987 to 1993, Dr. Hart served on the Board of Directors of First Commercial Bank Corporation of Little Rock, Arkansas. Dr. Hart has received over 30 awards and recognition for his research and administrative accomplishments and is an internationally recognized scientist and science manager holding the position of distinguished professor at a number of universities and colleges, including Cairo University, Cairo, Egypt; Gangzou University, Gangzou, China; and Moscow State University, Moscow, Russia. Dr. Hart also serves as a professor at the University of Arkansas for Medical Sciences and the University of Tennessee Center for Health Sciences. Dr. Hart has published over 500 manuscripts on various topics, including research management and administration and is a fellow of the American College of Toxicology, American Association for the Advancement of Science, and the Gerontology Society of America. Dr. Hart received his B.A. in 1967 from Syracuse University, an M.S. in 1970, and a Ph.D. in 1971 at the University of Illinois, Urbana. Dr. Hart has been a director since 1990. Dr. Hart is a member of the Board of Directors of CyberAction Limited, a Bermuda-based company that markets online services internationally, including services licensed from Telescan.

Burt H. Keenan, age 58, has been an associate with Chaffe & Associates, Inc., an investment banking firm located in New Orleans, Louisiana, since 1987. Prior to 1987, Mr. Keenan was the Chairman and Chief Executive Officer of Offshore Logistics, Inc., a publicly held oil and gas service company operating a fleet of marine service vessels and helicopters worldwide. Mr. Keenan received his bachelor and masters degrees in business administration from Tulane University. Mr. Keenan has been a director since 1989.

Russell I. Pillar, age 31, was appointed to the Board of Directors in February 1997. Since October 1991, Mr. Pillar has served as the Managing Partner of Critical Mass, a private investment partnership that provides capital, management, and strategic planning advisory services to companies in the information, technology, communications, and new media entertainment. Mr. Pillar served as the President, Chief Executive Officer and Director of Precision Systems, Inc. from December 1993 through October 1996. Mr. Pillar is part of the investor group which recently bought Prodigy, Inc. from IBM and Sears. He is a director of Prodigy, Inc., Paracel, Inc., Project X, Inc. and Summa Four. Mr. Pillar graduated Phi Beta Kappa, cum laude from Brown University with an A.B. in East Asian Studies where he was a Japan Airlines International Scholar and a Harold T. Wilson Award winner. He was a national finalist in the Rhodes Scholarship Competition and served as an International Scholarship Fellow at Keio University, Tokyo, Japan, where he concentrated in comparative economics, government, and culture.

William D. Savoy, age 32, currently serves as Vice President of Vulcan Ventures Incorporated, a venture capital fund controlled by Paul G. Allen, co-founder of Microsoft Corporation. Vulcan is a significant stockholder of the Company. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc., a company controlled by Mr. Allen, and became its President in 1988. Mr. Savoy has served as President for Vulcan Northwest Inc., a company wholly-owned by Mr. Allen, from November 1990 until the present. He also represents Mr. Allen in a wide variety of other personal financial transactions. Mr. Savoy holds a B.S. in Computer Science, Accounting and Finance from Atlantic Union College. Mr. Savoy was appointed as a director of the Company in March 1993.

Stephen C. Wood, age 45, is currently President and Chief Executive Officer of Wireless Services Corporation based in Bellevue, Washington. Until May, 1996, Mr. Wood was President and CEO of Notable Technologies, Inc. From 1993 through 1994, Mr. Wood served as Vice President of Information Broadcasting for McCaw Development Corporation, located in Kirkland, Washington. Until February 1993, he was President of Starwave Corporation, a company he formed in 1991 with Microsoft Corporation co-founder Paul G. Allen to develop and market data and information products. From 1986 through 1991, Mr. Wood served in several executive positions at Asymetrix Corporation, a software development and marketing firm founded by Paul G. Allen. From 1980 until 1985, Mr. Wood was in charge of building a microcomputer software development organization for Datapoint Corporation in Austin, Texas, after serving in Research & Development and marketing positions. Mr. Wood began his career in 1976 when he became the sixth employee of Microsoft Corporation, where he was General Manager from 1977 to 1980. Mr. Wood holds a B.S. in Computer Engineering from Case Western Reserve University and an M.S. in Electrical Engineering from Stanford University. Mr. Wood is a member of the Board of Directors of CyberAction Limited, a Bermuda-based company that markets online services internationally, including services licensed from Telescan.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company has an audit committee and a compensation committee of the Board of Directors that were formed in 1990. The Audit Committee currently consists of Mr. Wood ("Acting" Chairman), Mr. Friedman, Dr. Hart, Mr. Keenan, Mr. Pillar and Mr. Savoy. The Compensation Committee currently consists of Mr. Wood (Chairman), Mr. Friedman, Dr. Hart, Mr. Keenan, Mr. Pillar and Mr. Savoy. The Company does not presently have a nominating committee of the Board of Directors.

The primary purpose of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee meets privately with the Chief Financial Officer and with the Company's independent public accountants and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by the outside independent accountants. The committee reports its activities to the full board after each such meeting so that the board is kept informed of its activities on a current basis. In addition, the activities and responsibilities of the Audit Committee include the nomination or selection of the independent auditors, review of results of the audit and a detailed review of the overall Company and the adequacy of the Company's internal controls. There were four Audit Committee meetings during fiscal 1996.

The primary purpose of the Compensation Committee is to evaluate and recommend the compensation which the corporate officers as well as the directors should receive. This evaluation includes, in addition to the cash compensation which the committee recommends for the Company's officers and/or directors, recommendations for cash bonuses, and other non-cash compensation to be paid or distributed during the last fiscal year or to be distributed in the future. The Compensation Committee met four times during fiscal 1996.

The Company held five meetings of its Board of Directors during the fiscal year ended December 31, 1996. Mr. Savoy attended 40% of the Board meetings, 25% of the Audit Committee meetings and 50% of the Compensation Committee meetings. Except as set forth in the previous sentence, no director attended fewer than 75% of the aggregate of the meetings of the Board of Directors and the meetings of any committee of the Board of Directors on which he served.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE OFFICERS:

The following persons are the executive officers of the Company:

NAME                     POSITION
----                     --------
David L. Brown           Chairman of the Board and Chief Executive Officer

Dr. Richard K. Carlin    Vice Chairman of the Board and Chief Technology Officer

Luiz V. Alvim            Executive Vice President and Chief Operating Officer

Ronald Warren            Chief Financial Officer

Roger C. Wadsworth       Senior Vice President

Joseph F. Frantz II      Vice President

Daniel C. Hollander      Vice President

Danny E. Hoover          Vice President

William T. Melton        Vice President

Neil S. Waldman          Vice President

Information concerning the business experience of Messrs. Brown, Carlin and Wadsworth is provided under the section entitled "Nominees for Directors."

Luiz V. Alvim, age 66, was appointed Chief Operating Officer in May 1996. He was named Executive Vice President and "Acting" Chief Operating Officer of Telescan in March 1996, after having served as the Company's Director of Financial Research and Chairman of the International Committee since 1994. Mr. Alvim has spent most of his career as an executive in the banking industry. From 1953 until 1977, Mr. Alvim was the Director of Special Operations at A. Schulman, Inc. From 1977 through 1980, he served as Vice President and General Manager of Blackwell Plastics, Inc., and from 1980 through 1987, Mr. Alvim served as President of Intergulf, Inc. During 1987, Mr. Alvim joined Telescan as the Special Assistant to the CEO where he served until 1988 when he joined PanAtlantica SA. as Executive Vice President and Chief Operating Officer. Mr. Alvim returned to Telescan during 1994. Mr. Alvim holds a Masters degree in Civil Engineering from the University of Porto in Portugal.

Ronald Warren, age 50, was appointed Chief Financial Officer of Telescan in October 1996. From 1986 to 1996, Mr. Warren served as Vice President and Chief Financial Officer of CogniSeis Development, Inc., a multinational company that developed and sold computer software, hardware and systems to a worldwide customer base. From 1975 to 1985 Mr. Warren held various financial management positions at Sonat Offshore Drilling, Inc., a large international drilling contractor, including Treasurer and Controller. Mr. Warren holds M.B.A. and B.A. degrees from Hofstra University and is a Certified Public Accountant.

Joseph F. Frantz II, age 33, Vice President of Information Systems since May 1995, previously held the positions of Computer Operations Manager, End-User Software Product Manager and Senior Programmer. Mr. Frantz joined the Company in 1987 as a Technical Support Representative. Mr. Frantz holds a B.S. in Applied Mathematics from the University of Houston and a M.S. in Management Computing and Systems from Houston Baptist University.

Daniel C. Hollander, age 40, Vice President of Retail Sales since November 1996, previously held the position of Director of Client Services. Before joining the Company in March 1995, Mr. Hollander served as Regional Technology Manager for Ernst & Young and Manager of Information Systems Support for Ericsson Radio Systems. Mr. Hollander holds a B.S. in Civil Engineering from Ohio State University.

Danny E. Hoover, age 49, Vice President of Development since September 1996, previously held the positions of Manager of Development, Manager of Windows Development, and Senior Windows Programmer. Before joining the Company in 1992, Mr. Hoover was employed as Operations Manager for Praxis Incorporated, a supervisory control automation company in Houston, Texas. Mr. Hoover holds a B.S. in Electrical Engineering from Texas A&M University.

William T. Melton, age 60, Vice President of Project Management since January 1995, previously held the position of Manager of Project Development. Before joining the Company in October 1993, Mr. Melton served as a Project Manager with International Business Machines, Inc., having previously served in other sales positions as a 30-year employee of that company. Mr. Melton holds both a B.S. in Business Administration and an M.B.A. from the University of Arkansas.

Neil S. Waldman, age 40, Vice President of Corporate Sales since May 1995, previously held the position of Director of Institutional Sales. Before joining the Company in 1993, Mr. Waldman was employed as Manager Business Development for IDD Information Services, Inc. where he was instrumental in the introduction of three new products for the investment management and brokerage communities. From 1989 to 1991 Mr. Waldman served as Vice President of Sales and Marketing for Vista Computer, Inc. where he directed sales and marketing for the developer of integrated software solution targeted at international commodities traders. Mr. Waldman holds a B.S. in Business Administration from Northeastern University.

EXECUTIVE COMPENSATION

The following table reflects all forms of compensation for services to the Company for the years ended December 31, 1996, 1995 and 1994, of the Chief Executive Officer and the Company's other most highly compensated executive officers who were serving as executive officers at the end of 1996 and who earned more than $100,000 that year. No other executive officers of the Company received compensation which exceeded $100,000 during 1996.

                           SUMMARY COMPENSATION TABLE
                                                                LONG-TERM
                                ANNUAL COMPENSATION           COMPENSATION
                            ----------------------------    -----------------
                                                                SECURITIES
NAME                        YEAR      SALARY       BONUS    UNDERLYING OPTIONS
----                        ----      ------       -----    ------------------
David L. Brown,             1996     $124,906       ---            12,000
CHIEF EXECUTIVE OFFICER     1995     $107,625       ---            11,740
                            1994     $103,750       ---            20,000

Neil S. Waldman,            1996     $103,216       ---             2,500
VICE PRESIDENT              1995     $117,072       ---            10,000
                            1994      $96,000       ---             ---

DIRECTOR COMPENSATION

The Company does not currently pay any cash directors' fees, but it reimburses expenses incurred by its directors to attend board meetings. Directors who are not officers of the Company were granted stock options on February 1, 1997 for services provided to the Company as directors. As of December 31, 1996, all outside directors, except for Mr. Savoy who was granted 2,250 shares, were granted 3,000 options at an exercise price of $4.75 until March 2005. In connection with his appointment to the Board of Directors in 1997, Mr. Pillar was granted options to purchase 50,000 shares under a non-qualified stock option agreement at $5.00 per share expiring in 2005, which options vest upon the attainment of certain business goals.

STOCK OPTIONS

The following tables set forth information relating to the named executive officers with respect to (i) stock options granted in 1996, (ii) the total number of unexercised options through 1996 and (iii) the value of the unexercised in-the-money options. No stock options have been exercised by the named executive officers nor has there been an adjustment or amendment to the exercise price of the stock options.

                        OPTION GRANTS IN LAST FISCAL YEAR

                               (Individual Grants)

                                 NUMBER OF        PERCENT OF                                        POTENTIAL REALIZED VALUE AT
                                 SECURITIES     TOTAL OPTIONS                                          ASSUMED ANNUAL RATE OF
                                 UNDERLYING       GRANTED TO           EXERCISE                     STOCK PRICE APPRECIATION FOR
                                  OPTIONS        EMPLOYEES IN          PRICE PER     EXPIRATION              OPTION TERM
NAME                             GRANTED(1)      FISCAL YEAR             SHARE          DATE             5%               10%
----                             ----------      -----------             -----          ----             --               ---
David L. Brown,                    12,000            6.8%                $7.44       8/13/2000        $22,179           $48,515
CHIEF EXECUTIVE OFFICER

Neil S. Waldman,                    2,500            1.4%                $7.44       8/13/2000         $4,621           $10,107
VICE PRESIDENT

(1) Options granted in 1996 vest 25% annually beginning 12 months after the grant date.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                                       NUMBER OF
                                                                  SECURITIES UNDERLYING    VALUE OF UNEXERCISED
                                                                   UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                                          AT                       AT
                                                                    FISCAL YEAR END          FISCAL YEAR END
                                SHARES                              ---------------          ---------------
                              ACQUIRED ON            VALUE            EXERCISABLE/             EXERCISABLE/
NAME                           EXERCISE             REALIZED          UNEXERCISABLE           UNEXERCISABLE
----                           --------             --------          -------------           -------------
David L. Brown,                  None                 None            91,310/38,930          $220,547/$17,469
CHIEF EXECUTIVE OFFICER

Neil S. Waldman,                 None                 None            6,250/11,250                 - / -
VICE PRESIDENT

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

The following graph compares the Company's total stockholder return over the last five years to the Standard & Poor's Computer Software and Service Index and the NASDAQ Stock Market Index. Cumulative total return values are based on annual total return values which assume reinvestment of dividends. The stockholder return shown on the graph below is not necessarily indicative of future performance.

                               [GRAPHIC OMITTED]

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                             1991      1992      1993    1994      1995     1996
                             ----      ----      ----    ----      ----     ----

TELESCAN, INC. COMMON        100       233      1,167     533     1,017      617
STOCK
NASDAQ STOCK                 100       116        134     131       185      227
MARKET INDEX
S & P COMPUTER               100       118        151     179       251      390
SOFTWARE & SERVICE
INDEX

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

During 1996, the Compensation Committee of the Board of Directors consisted of Mr. G. Robert Friedman, Dr. Ronald W. Hart, Mr. Burt H. Keenan, Mr. J. Joseph Ricketts (resigned November 1, 1996) , Mr. William D. Savoy and Mr. Stephen C. Wood as Chairman.

The goal of the Compensation Committee is to develop compensation policies to attract and retain highly qualified officers, directors and middle managers for the Company, consistent with maintaining a strong competitive incentive environment and instilling a clear sense of dedication to total stockholder return.

The components of the compensation policies are base salary and long-term incentives. In 1996, the Committee implemented a cash bonus plan based on revenue and profit performance relative to budgeted goals. There were no cash bonuses paid in 1996. A similar program is in effect for 1997. Base salary for the named executive officers is determined by the level of responsibility and individual performance, together with job evaluation of each position measured by the individual's performance, competitive market pressures and increases in responsibility. As one of the factors in determining executive compensation, the Compensation Committee considers the anticipated tax treatment to the Company and to the executive officers of various types of compensation and benefits. From time to time, interpretations of and changes in the tax laws affect the deductibility of compensation. The Compensation

Committee currently does not anticipate that compensation paid to the executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code. Stock options are used as long-term incentives in order to link executive compensation with stockholder value.

The compensation for the Chief Executive Officer is generally determined using the same evaluation criteria used for other officers and managers of the Company. The Chief Executive Officer received a base salary in fiscal 1995 of $107,625. The Committee increased the Chief Executive Officer's base salary in fiscal 1996 to $124,906. In addition, the Committee approved the grant of a stock option to acquire 12,000 shares to the Chief Executive Officer to provide him an additional equity interest in the Company. The Chief Executive Officer has fully met the Board and Committee expectations with respect to the growth and development of the Company.

   Stephen C. Wood, Chairman                    Burt H. Keenan
   J. Joseph Ricketts                           William D. Savoy
   Dr. Ronald W. Hart                           G. Robert Friedman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Except as set forth below, no member of the Compensation Committee of the Board of Directors of the Company was, during fiscal 1996, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationship requiring disclosure by the Company. During 1996, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

EMPLOYMENT AGREEMENT

The Chief Executive Officer has an employment agreement which renews automatically each year on March 1. Upon termination of the agreement, Mr. Brown would be entitled to a continuation of his compensation and related benefits for the remainder of the term or six months, which ever is longer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than ten percent of the Company's Common Stock (collectively, "Filing Persons") to file with the SEC initial reports of ownership (Form 3), reports in changes of ownership (Form 4), or annual report of ownership (Form 5). All Filing Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based on its review of the copies of such reports furnished to the Company and upon certain other representations made by Filing Persons, during the fiscal year ended December 31, 1996, Dr. Richard K. Carlin failed to timely file one (1) Form 4 which form was subsequently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Before the public merger in 1989, the Company had limited capital resources with which to finance the development of the Company and its technology. As a result, it was necessary to seek funding from related parties. Certain relationships were established during that period that have continued to the present. The Company does not currently believe that it will need to seek additional funding from related parties to finance its activities in the foreseeable future. See
Item 7 - "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - LIQUIDITY AND CAPITAL RESOURCES" included in the Company's annual report on Form 10-K.

VULCAN VENTURES, INCORPORATED

Pursuant to the terms of a May 20, 1992 stock purchase agreement between Vulcan and the Company, Vulcan has the right to designate one director to the Company's Board of Directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company. In addition, the Company has agreed not to take any corporate action to increase its number of directors without the unanimous written consent of all directors for as long as Vulcan (or its affiliate) owns at least 540,000 shares of Common Stock of the Company.

KNOWLEDGE EXPRESS DATA SYSTEMS, L.C.

Knowledge Express Data Systems, L.C. ("KE"), of which the Company owns 55.58%, is 30% owned by GRF Interests, Inc. ("GRF"), a company controlled by G. Robert Friedman, a significant stockholder and a director of the Company. The Company provides computer hardware, programming, systems maintenance, data loading, telecommunications and certain administrative services to KE. The Company charges KE a fixed monthly fee for the use of its systems operations plus 140% of the actual salaries for personnel working on KE services. Non-personnel expenditures are billed at the Company's actual cost. The Company's consolidated financial statements for the year ended December 31, 1996, do not reflect approximately $131,000 of contract revenue earned from Knowledge Express as such revenue was eliminated in consolidation. During 1996, the maximum indebtedness of KE to the Company was approximately $465,000, representing the amount due under the service contract and amounts loaned to KE for operating expenses. For the year ended December 31, 1996, KE had a net loss of $777,000, of which $432,000 was recognized by the Company.

TELEBUILD, L.C.

Friedman Interests, Inc., a company controlled by G. Robert Friedman, owns 48.25% of Telebuild, L.C. ("Telebuild"). The Company and JST Technology Center, Inc. (which is owned 93.98% by the Brown Family Partnership and 6.02% by a third party) own 15.05% and 28.75% respectively of Telebuild. The Brown Family Partnership is owned by David L. Brown, the Company's Chairman and Chief Executive Officer, Scott L. Brown, current President of Telebuild and other members of the Brown family. The Company performs services under contract for Telebuild which consist primarily of the development, maintenance and operation of the Telebuild database system and the provision of office space, equipment and furniture. The Company charges Telebuild for its personnel at a stipulated rate which reflects the full absorption of overhead costs to the Company plus an appropriate profit margin determined by management and approved by the outside directors. Non-personnel expenditures under the agreement are billed at actual cost. For the year ended December 31, 1996, $735,000, or 5.3% of the Company's total revenue was from services provided to Telebuild. Telebuild paid the Company approximately $590,000 for these services during 1996. As of December 31, 1996, Telebuild owed the Company $452,000.

LEGAL EXPENSES

The Company and the individual defendants have incurred extensive legal fees and other expenses in connection with certain litigation against the Company and its directors. The individual defendants are represented by their own respective legal counsel and are solely responsible for the associated legal fees and expenses. In addition, the individual defendants agreed to be responsible for eighty percent (80%) of the legal fees of the Company and eighty percent (80%) of the common expenses of all defendants. By resolution of the Board of Directors, each of the individual defendants is reimbursing the Company for eighty percent (80%) of the Company's legal fees and common expenses. During 1996, the defendants reimbursed the Company $44,000 for their portion of the legal fees. No further amounts are owed.

CONSULTANTS - ONLINE, INC.

Dr. Ronald W. Hart, a Director of the Company, owns 47.5% and an unrelated third party owns 52.5% of Consultants - Online, Inc. ("COL"). In February 1995, COL and the Company entered into a 10-year agreement pursuant to which the Company will develop and operate an online service hosting data supplied by COL. Under this arrangement, the Company will pay COL royalties based upon revenues less certain incremental operating expenses. The Company expects the service to become operational during 1997 and that future royalties could exceed $60,000 per year.

OP/COM PARTNERS, LTD.

Mr. G. Robert Friedman owned 33.9% of Op/Com Partners, Ltd. ("Op/Com") in June 1996 when Op/Com was purchased by the Company. In exchange for the technology rights, an aggregate of 38,000 shares of the Company's Common Stock with a fair market value of $249,000 was issued . Of the total, Mr. Friedman was entitled to 12,878 shares.

CYBERACTION LIMITED

During 1996, the Company entered into a marketing license and revenue sharing agreement with CyberAction Limited. Dr. Ronald W. Hart and Mr. Stephen C. Wood are on the Board of Directors of CyberAction. No royalties are expected to be paid to CyberAction in 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 24, 1997, with respect to the number of shares of Common Stock beneficially owned by (1) each director and/or named executive officer individually, (2) all executive officers and directors of the Company as a group, and (3) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock. Except as noted below, each stockholder has sole voting and investment power with respect to the shares shown.

                                          NUMBER OF SHARES
OWNERS                                   BENEFICIALLY OWNED     % OF CLASS
------                                   ------------------     ----------
David L. Brown                              813,188(1)             7.5

Dr. Richard K. Carlin                       311,071(2)             2.9

Luiz V. Alvim                                27,620(3)             0.3

Roger C. Wadsworth                          120,088(4)             1.1

Neil S. Waldman                               9,375(5)             0.1

Ronald Warren                                 6,000                0.1

G. Robert Friedman                        1,053,919                9.8

Dr. Ronald W. Hart                           39,250(6)             0.4

Burt H. Keenan                              126,250(7)             1.2

William D. Savoy                             29,643(8)             0.3

Stephen C. Wood                              25,650(9)             0.2

                                       NUMBER OF SHARES
OWNERS (CONTINUED)                    BENEFICIALLY OWNED    % OF CLASS
------------------                    ------------------    ----------
Paul G. Allen                            1,290,000(10)         12.0
Vulcan Ventures Incorporated
     110 110th Avenue
     N.E., Suite 685
     Bellevue, WA 98004-5840

Paul F. Glenn                              588,861              5.5
Paul F. Glenn Revocable Trust
     P.O. Box 50310
     Santa Barbara, CA 93108

TransTerra Co.                             769,794              7.2
     4211 South 102nd Street
     Omaha, Nebraska 68103

All directors and                        2,578,088             23.1
  executive officers
  as a group (16 persons)

(1) Includes 702,818 shares owned by the Brown Family Partnership. David L. Brown has shared voting and investment power in the Brown Family Partnership along with other family members who are not officers and/or directors of the Company. Also includes options to purchase 110,370 shares which are exercisable within the next sixty days.

(2) Includes options to purchase 74,295 shares which are exercisable within the next sixty days.

(3) Includes options to purchase 27,620 shares which are exercisable within the next sixty days.

(4) Includes options to purchase 49,020 shares which are exercisable within the next sixty days.

(5) Includes options to purchase 9,375 shares which are exercisable within the next sixty days.

(6) Includes options to purchase 15,250 shares which are exercisable within the next sixty days.

(7) Includes options to purchase 50,250 shares which are exercisable within the next sixty days.

(8) Includes options to purchase 9,643 shares which are exercisable within the next sixty days.

(9) Includes options to purchase 20,250 shares which are exercisable within the next sixty days.

(10)    Vulcan is owned 100% by Paul G. Allen.

--------------------------------------------------------------------------------
                (2) RATIFICATION OF INDEPENDENT AUDITORS FOR 1997
--------------------------------------------------------------------------------

The Board of Directors appointed the Company's existing certified public accountant, Hein + Associates LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997, and such appointment is submitted to the stockholders for ratification. Such ratification requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting.

In the event the appointment of Hein + Associates LLP certified public accountants, as independent auditors for 1997 is not ratified by the stockholders, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the fiscal year ending December 31, 1997.

A representative of Hein + Associates LLP is expected to be present at the meeting and will not make a statement, but will be available to respond to appropriate stockholder questions.

The Board of Directors unanimously recommends a vote FOR ratification of the Board's appointment of Hein + Associates LLP as auditors for 1997.

--------------------------------------------------------------------------------
      (3) APPROVAL AND ADOPTION OF THE AMENDMENT TO 1995 STOCK OPTION PLAN
--------------------------------------------------------------------------------

The Board of Directors of the Company has approved an amendment to Section 6 of the 1995 Stock Option Plan (the "Plan") to give the Compensation Committee full discretion to grant stock options to non-employee directors, to determine the number of underlying shares of Common Stock and to determine the other terms and provisions thereof subject to the terms of the Plan. If this Proposal No. 3 is approved by a majority of the stockholders, Section 6 of the Plan shall be amended to read in its entirety as follows:

     6.   NON-EMPLOYEE DIRECTOR PARTICIPATION

          (a) GRANTS OF AWARDS - The Compensation Committee shall have full discretion to grant Options to Non-Employee Directors at such times as it deems appropriate, to determine the number of shares of Common Stock underlying such Options, and to determine the other terms and provisions thereof subject to the other terms of the Plan.

          (b) NON-TRANSFERABILITY - Each Option granted to Non-Employee Directors by its term shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and shall be exercised during the lifetime of the Optionee only by him. Except as set forth herein, no Option granted to Non-Employee Directors or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

Section 6 of the Plan currently provides for the automatic grant of stock options to non-employee directors on February 1 of each year commencing in 1996 and ending in 2005. The number of shares of Common Stock underlying such automatic grants is decreased annually, beginning with 4,000 shares in 1996 and ending with only 300 shares in 2005. The number of shares of Common Stock underlying the annual automatic grant to each non-employee director is reduced to the extent such non-employee director failed to attend more than one meeting of the Board of Directors or the Compensation Committee. Furthermore, under the current Section 6, the Board of Directors may not amend or revise the Plan without approval of the stockholders if such amendment or revision would increase the number of shares which may be issued under Section 6, change the designation of the class of directors eligible to receive stock options under the Plan, materially increase the benefits accruing to participants under the Plan or extend the term of the Plan. There are currently six non-employee directors, all of whom serve on the Compensation Committee. While the proposed amendment to Section 6 of the Plan will have the effect of allowing the Compensation Committee to grant stock options to its members, the members of the Board of Directors and the Compensation Committee are aware of, and intend to comply with, their fiduciary duties in this regard.

If the stockholders approve the proposed amendment to Section 6 of the Plan, the Compensation Committee will be given full discretion to grant stock options to non-employee directors, to determine the number of underlying shares of Common Stock and to determine the other terms and provisions thereof subject to the terms of the Plan. For example, the Compensation Committee will have discretion to award stock options to non-employee directors at such times as it shall determine, and such stock options may cover a greater or lesser amount of Common Stock than the automatic grants under the current Plan. The Compensation Committee will also have discretion to determine the vesting of such stock options. Furthermore, the proposed Section 6 will remove the current restrictions on the ability of the Board of Directors to amend the Plan.

The proposed amendment to Section 6 of the Plan shall have no effect on the other provisions of the Plan, including, without limitation, those provisions regarding (i) grants of incentive and nonstatutory stock options to certain employees, (ii) the exercise price of stock options, (iii) the acceleration of vesting of stock options, (iv) the adjustment of shares underlying stock options in connection with a reorganization, merger, consolidation, reclassification, combination or exchange of shares, stock split, stock dividend, rights offering or other expansion or contraction of the Company's Common Stock, or (v) the effect of death, disability or termination of services on outstanding stock options.

The Board of Directors believes that stock options greatly assist the Company in attracting and retaining qualified directors and provide important incentives. By giving the Compensation Committee greater flexibility in awarding stock options to non-employee directors, the Board of Directors believes that the proposed amendment to Section 6 of the Plan is in the best interest of the Company.

The Board of Directors unanimously recommends a vote FOR the proposed amendment to Section 6 of the 1995 Stock Option Plan.

MATTERS TO BE PRESENTED

As of the date of this Proxy Statement, the only matters which management intends to present, or is informed that others will present, for action at the Annual Meeting, are the election of the Board of Directors, the ratification of Hein + Associates LLP as the Company's independent auditors for 1997 and approval to amend the stock option plan for directors. If any other matters are presented to the meeting, the accompanying Proxy will be voted in accordance with the best judgment of the Proxy holders.

STOCKHOLDER PROPOSALS

Any proposal of an eligible stockholder intended to be presented at the Company's 1998 Annual Meeting must be received in writing by the Secretary of the Company on or before January 15, 1998 if the proposal is to be considered by the Board of Directors for inclusion in the Company's Proxy material for that meeting.

EXPENSES OF SOLICITATION

The Company will bear the expense of preparing and mailing this Proxy material, as well as the cost of any required solicitation. In addition to this solicitation of Proxies, the officers, directors and regular employees of the Company, without receiving any additional compensation thereof, may solicit Proxies by mail, telephone, or personal contact. The Company will also request stockholders, banks and other fiduciaries to forward Proxy material to their principals or customers who are the beneficial owners of shares and will reimburse them for reasonable out-of-pocket expenses incurred.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          David L. Brown
                                          Chairman of the Board and CEO

May 15, 1997
Houston, Texas

PROXY
                                 TELESCAN, INC.
                       Solicited by the Board of Directors

The undersigned hereby appoint David L. Brown and Roger C. Wadsworth, each with full power of substitution as proxies and authorizes them to vote as designated below all the shares of Common Stock of Telescan, Inc., held of record by the undersigned on April 28, 1997, at the Annual Meeting of Stockholders to be held on June 18, 1997, and at any adjournments thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the Stockholder, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2, FOR ITEM 3, AND IN THE DISCRETION OF THE PROXIES FOR SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. If more than one of the proxies designated hereby shall be present in person at the Annual Meeting, or at any adjournment thereof, each of said proxies present and voting, either in person or by substitution shall exercise all the powers herein given.

Item 1. Election of Directors

       ___  FOR all nominees listed below (except to the contrary below).

       ___  WITHHOLD AUTHORITY to vote for all nominees listed below.

            Nominees: David L. Brown, Dr. Richard K. Carlin, G. Robert Friedman, Dr. Ronald W. Hart, Burt H. Keenan, Russell I. Pillar,
            William D. Savoy, Roger C. Wadsworth and Stephen C. Wood

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE:

--------------------------------------------------------------------------------
Item 2. Vote to ratify Hein + Associates LLP as auditors for the year ending
1997.

         ___FOR       ___ AGAINST        ___ ABSTAIN

Item 3. To amend the Company's 1995 Stock Option Plan to delete the provisions regarding formula awards to directors and replace it with provisions regarding awards to directors as granted in the Committee's discretion.

         ___FOR       ___ AGAINST        ___ ABSTAIN

Item 4. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                       Date:__________________, 1997

                                       _____________________________
                                                Signature

                                       _____________________________
                                          (Typed or Printed Name)

                                       _____________________________
                                       (Signature (if held jointly))

                                Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized personnel.

    THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.
                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                       PROMPTLY IN THE ENVELOPE PROVIDED.